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Exhibit 16.1

       [BDO DUNWOODY LLP CHARTERED ACCOUNTANTS AND CONSULTANTS LETTERHEAD]


February 25, 1999

F. Jeffrey Nelson
President
Unistar Financial Service Corp.
4635 McEwen Road
Dallas, TX
75244


Dear Jeff:

In response to your letter of February 24, 1999, BDO Dunwoody LLP hereby resigns as Unistar Financial Service Corp. (formerly known as Caldera, Inc.) independent auditor effective immediately. As of our latest audit of Caldera, Inc. for the period ending December 31, 1997, there was no adverse opinion or disclaimer of opinion, or qualification or notification as to uncertainty, audit scope, or accounting principles.

Yours very truly,

BDO DUNWOODY LLP

/s/ BDO DUNWOODY LLP

Robert W. Babensee, C.A.
Partner












    BDO Dunwoody LLP is a Limited Liability Partnership registered in Ontario